Item 77M DWS Balanced Fund
(a series of DWS Balanced
Fund, Inc.)

Registrant incorporates by
reference the Registration Statement
on Form N-14 for
DWS Balanced Fund filed on February 4,
2009 (SEC Accession No.
0001193125-09-018685).
A Special Meeting of Shareholders
(the "Meeting") of DWS Value Builder
Fund (the "Fund") was held on March 27,
2009 at the offices of Deutsche Asset
Management, 345 Park Avenue, New York,
New York 10154. At the Meeting,
the following matter was voted upon by
the shareholders (the resulting votes are presented below).

1.Approval of an Agreement and Plan
of Reorganization and the transactions it contemplates, including the transfer of all of the assets of DWS Value Builder
Fund  ("Value Builder") to DWS Balanced
Fund ("Balanced Fund"), in
exchange for shares of Balanced Fund and the assumption by Balanced Fund of all the liabilities of Value Builder, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Value
Builder in complete liquidation and
termination of Value Builder.

Number of Votes:
For
Against
Abstain
4,172,092.545
347,582.152
434,888.299